Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting part of this Registration Statement Amendment No. 1 to Form S-1 of our report dated January 30, 2024, relating to the audited consolidated financial statements of Nano Nuclear Energy, Inc. as September 30, 2023 and 2022 and the related consolidated statements of operations, changes in stockholder’s equity and cash flows as of September 30, 2023 and for the period from February 8, 2022 (inception) through September 30, 2022. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

April 10, 2024